Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES SEPTEMBER CASH DISTRIBUTION
     DALLAS, Texas, September 19, 2006 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.142414 per unit, payable on October 16, 2006, to unit holders of record on September 29, 2006.
     This month’s distribution increased from the previous month due primarily to increased gas production in both the Waddell Ranch and the Texas Royalty Properties, higher oil prices, and slightly higher gas prices. This would primarily reflect production for the month of July. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 67,548 bbls and 308,868 mcf. The average price for oil was $68.05 per bbl and for gas was $7.73 per mcf. Capital expenditures were approximately $833,875. It is anticipated the remaining capital expenditures will be fully met for the rest of the year.
     The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	67,548	308,868	$68.05	$7.73

Prior Month	64,553	274,767	$64.68	$7.20
For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877 .228.5085